NONDISCLOSURE AGREEMENT
This Nondisclosure Agreement is made and entered into effective this 29th day of September, 2014 by and between SAExploration Holdings, Inc. (collectively “Company” or “Employer”) and Trisha Gerber (“Executive”), in exchange for the consideration set forth herein, as well as Executive’s employment and/or continuation of employment.
1.    Definitions.
(a)    Confidential Information. “Confidential Information,” as used in this Nondisclosure Agreement, includes any information relating to the Company’s core business of providing effective acquisition of seismic data, including seismic data acquisition, 2D & 3D design, field processing, data processing and logistical services (the “Business”), as well as any technical, economic, financial, marketing, customer/potential customer or other information which is not common knowledge outside the Company and which provides the Company with a business advantage and/or would provide a business advantage to the Company’s competitors. Some examples of the Company’s Confidential Information include, but are not limited to, specialized training received by Executive, research and development materials, methods and results, scientific studies and analysis; product and pricing knowledge; methods of manufacturing; customer and supplier lists and information; contracts and licenses; personnel information, including the performance, skills, abilities and payment of employees; purchasing, accounting, business systems and computer programs; long range planning; financial information, plans and results; trade secrets, business policies, methods of operation, implementation strategies, promotional information and techniques, marketing presentations, programs and strategies, price lists, files or other information, pricing strategies, computer files, samples, customer originals, or any other confidential information concerning the business and affairs of the Company. The Company’s Confidential Information also includes all Confidential Information which was received from or concerns third parties such as the Company’s customers or prospective customers, suppliers and its parent, affiliate or subsidiary companies. Confidential Information, as defined in this Nondisclosure Agreement, includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Executive recognizes that the Confidential Information is dynamic and ever-changing and that, with each day of employment, Employer has agreed to provide Executive with access to Confidential Information in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Executive.
(b)    Customer. “Customer,” as used in this Nondisclosure Agreement, means: (i) any entity to which the Company sold and/or provided, or proposed, formally or informally, to sell and/or provide products and services at any time during Executive’s employment tenure performing services for the Company in the twelve (12) month period immediately preceding Executive’s Termination Date and with whom Executive had business dealings or learned Confidential Information about during Executive’s employment tenure; (ii) employees or former employees of such an entity, with whom Executive had contact as a result of performing her duties for the Company in the twelve (12) month period immediately preceding Executive’s Termination Date; and (iii) any entity that would not, by itself, satisfy the definition of “Customer” under this Nondisclosure Agreement, but that employs an individual who satisfies the “Customer” definition in section (ii) of this Paragraph.
(c)    Termination Date. “Termination Date,” as used in this Agreement, means Executive’s last day of active employment with Employer.
2.    Employer’s Promises. Employer makes the following promises to Executive:
(a)    Contemporaneously with the execution of this Agreement and prior to Executive’s Termination Date, Employer agrees to provide Executive with Confidential Information, in a greater quantity and/or expanded nature than any such Confidential Information which may have already been provided to Executive; and
(b)    Contemporaneously with the execution of this Agreement and prior to Executive’s Termination Date, Employer agrees to provide Executive with the opportunity to develop goodwill and establish rapport with Employer’s Customers for the benefit of Employer in a greater quantity and/or expanded nature than any such opportunities that may have already been provided to Executive.
3.    Executive’s Promises. Employer and Executive recognize that Executive’s use or disclosure of Employer’s Confidential Information, on behalf of a competitor of Employer or otherwise, would be injurious to Employer. To the extent that Executive has signed any previous employment, non-competition or confidentiality agreements with Employer, Executive agrees that the restrictions included in this Agreement are narrower than those included in any such previous agreements and, therefore, constitute an additional benefit to Executive. Therefore, in exchange for Employer’s promises listed above and all other consideration provided pursuant to this Agreement, to which these promises are ancillary, Executive promises as follows:
(a)    Obligations During Employment. During Executive’s employment with Employer:
(i)    Executive will perform his/her assigned duties faithfully and efficiently;
(ii)    Executive will use on his/her job all the information which is generally known and used by persons of his/her training and experience, and all information which is common knowledge in Employer’s industry, but Executive shall not use or disclose any confidential information belonging to any former employer and/or company that Executive is legally or ethically bound not to use and/or disclose;
(iii)    Executive will not use, copy, remove, disclose or disseminate to any person or entity, Employer’s Confidential Information, except as required in the course of performing Executive’s duties with Employer, for the benefit of Employer;
(iv)    Executive gives up the right to pursue any other substantial business activity while employed with Employer which would conflict with or materially interfere with the performance of her duties to Employer; and
(b)    Post-Employment Obligations. After Executive’s separation from employment with Employer:
(i)    Executive will immediately (within twenty-four (24) hours) return to Employer all materials created, received or utilized in any way in conjunction with Executive’s work performed with Employer including, but not limited to, materials that in any way incorporate, reflect or constitute Employer’s Confidential Information including, but not limited to, documents, cards, notes, handouts, training materials, notebooks, diskettes, compact discs, computer software, hard drives, data, reference materials, sketches, drawings, memoranda, documentation, correspondence, client company lists, leads and records;
(ii)    Executive will not use or disclose, directly or indirectly, Employer’s Confidential Information; and
(iii)    Executive will not, directly or indirectly, make any false, disparaging, negative, unflattering or accusatory remarks or references, whether in written or oral form, regarding Employer, its officers, directors or employees, in any dealings with third parties, including Employer’s Customers, vendors, suppliers, contractors and employees (it being understood that nothing herein shall be deemed to prohibit Executive from giving truthful testimony in any court proceeding or governmental investigation or otherwise complying with law).
(c)    Assignment of Invention.
(i)    During Executive’s employment with Employer, Executive shall promptly and fully inform and disclose to Employer and does hereby assign to Employer all Executive’s right, title and interest in and to any and all ideas, inventions, engineering plans, original works of authorship, developments, concepts, improvements, designs, trademarks, trade secrets, computer programs and discoveries, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice (collectively, the “Inventions”), during Executive’s employment with Employer (whether during business hours or otherwise whether outside the premises of Employer or otherwise) and which directly or indirectly are related to the business or Confidential Information of Employer.
(ii)    Executive recognizes that all Inventions, conceived or made by Executive, either alone or jointly with others within the twenty-four months after termination of employment with Employer (voluntary or otherwise), are likely to have been conceived in significant part either while employed by Employer or as a result of knowledge Executive had of the Confidential Information. Accordingly, Executive agrees that such Inventions shall be presumed to have been conceived during Executive’s employment.
(iii)    Executive acknowledges that all original works of authorship which are made by Executives (solely or jointly with others) within the scope of such employment with Employer or related to the business of Employer and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101) and are consequently owned by and hereby assigned to Employer.
(iv)    Executive agrees that she will (A) execute and deliver to Employer such applications, assignments, patent applications, copyright registrations and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and foreign jurisdictions, (B) sign all other papers necessary to carry out the obligations in clause (A); (C) give testimony and render any other assistance in support of Employer’s rights to any Invention; and (D) keep and maintain current written records of all of those Inventions during Executive’s employment with Employer.
4.    Injunction. Executive acknowledges that Employer has agreed to provide Executive with Confidential Information during Executive’s employment with Employer. Executive further acknowledges that, if Executive was to leave the employ of Employer for any reason and use or disclose, directly or indirectly, Employer’s Confidential Information (whether in tangible form or memorized), that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Executive acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.
5.    Governing Law/Venue. This Agreement shall be exclusively governed by and be construed and enforced in accordance with the laws of the State of Texas without regard to conflict of law principles. Venue for any disputes arising from or related to this Agreement shall lie solely, and is convenient, in Houston, Texas.
6.    Entire Agreement. This instrument contains the entire Agreement of the Parties and supersedes any existing or prior agreement. Any modification, alternation or amendment to this Agreement must be in writing and executed by the Chairman or her designee.
I HAVE READ THE TERMS LISTED ABOVE AND ACKNOWLEDGE MY UNDERSTANDING OF AND AGREEMENT WITH THOSE TERMS, AS EVIDENCED BY MY SIGNATURE BELOW.
EMPLOYER:

SAExploration Holdings, Inc.

By:    /s/ Brian Beatty
Name: Brian Beatty
Title:     CEO/President

EXECUTIVE:

By:    /s/ Trisha Gerber

Name: Trisha Gerber

Nondisclosure Agreement